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                                                                    EXHIBIT 11.1

                                  LYCOS, INC.
    COMPUTATION OF SHARES USED IN COMPUTING NET INCOME (LOSS) PER SHARE (1)


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
                                                                       THREE MONTHS             THREE MONTHS
                                                                           ENDED                   ENDED
                                                                     OCTOBER 31, 1997         OCTOBER 31, 1996
                                                                   -------------------     -------------------
Shares used in computation of net income (loss) per share:
  Common stock, beginning of period................................         13,796,620              13,792,896
  Weighted average common shares
    issued during the period, net..................................            296,310                      --
  Common stock options and warrants
      using the modified treasury method...........................            589,046                      --
                                                                     -----------------       -----------------

  Shares used in computing per share amount........................         14,681,976              13,792,896
                                                                     =================       =================
Net income (loss)..................................................        $   107,480             $(2,758,992)
                                                                     =================       =================
Net income (loss) per share........................................        $      0.01             $     (0.20)
                                                                     =================       =================
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(1) Fully diluted net income (loss) per share has not been separately presented, as the amounts would not be materially different from primary net loss per share.